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                                                                    Exhibit 99.1



                                                           FOR IMMEDIATE RELEASE

                                                                    May 27, 1999


         PENTON MEDIA COMPLETES ACQUISITION OF NEW HOPE COMMUNICATIONS
         -------------------------------------------------------------

CLEVELAND, OH - May 27, 1999 - Penton Media, Inc. (NYSE: PME) today announced the close of its acquisition of Boulder, Colorado-based New Hope Communications, Inc., a leading business media company serving the natural products industry.

The acquisition, first announced May 18, was for $82 million, of which $41 million was paid in cash and the remainder was paid through the issuance of approximately 2.1 million shares of Penton common stock. The transaction also includes a maximum additional contingent consideration of $15 million, payable half in cash, half in stock, based on profit performance through 2001.

New Hope's core products include Natural Products Expo East and Natural Products Expo West, two of the largest trade shows in the United States, according to the 1999 Tradeshow Week 200 rankings; five magazines, including Natural Foods Merchandiser, the leading magazine serving the natural foods/health foods and organic foods market; and the Healthwell.com Web site.

"The acquisition of New Hope Communications is another example of the execution of Penton's strategy to acquire leading business media companies in growth markets," said Thomas L. Kemp, chief executive officer of Penton Media. "It also reinforces Penton's strategies to diversify our market positions and revenue streams," said Kemp, noting that New Hope has an attractive diversity of revenues from trade shows, conferences, magazines and its Web site.

New Hope will operate from Boulder as a division of Penton under the name New Hope Natural Media. Doug Greene, founder of New Hope Communications, is non-executive chairman of the division and will hold a seat on Penton's Board. Richard Prill, president, Kim K. Paulsen, president of publishing, and Katherine
M. Lawrence, president of trade shows and conferences, continue in their current positions.

Penton Media, Inc. (NYSE: PME) is a leading diversified business media company that publishes magazines and electronic information products, produces trade shows and conferences, and provides marketing and business development products and services, including direct mail lists, research and custom publishing. Penton serves the food/retail; Internet; design/engineering; electronics; government/compliance; management; manufacturing; mechanical systems/ construction; supply chain/aviation; and leisure/hospitality markets. Penton generated revenues of $233.1 million in 1998. It was spun off from Pittway Corporation in August 1998.

CONTACT: MARY ABOOD, Penton Media, Inc., 216.931.9551 or mabood@penton.com.